Exhibit 99.1

Diplomat Pharmacy Appoints Brian Griffin as Chief Executive Officer and Chairman of the Board

FLINT, Mich., May 10, 2018 — Diplomat Pharmacy, Inc. (NYSE: DPLO) (“Diplomat” or the “Company”) today announced that its Board of Directors has appointed Brian Griffin, Executive Vice President and CEO of IngenioRx, the pharmacy benefit manager (PBM) of Anthem, Inc. (NYSE: ANTM), as Chief Executive Officer and Chairman of the Board of Directors, effective June 4, 2018.

Ben Wolin, Chairman of the Board, said, “We are pleased to welcome Brian to the Diplomat team at this important time, and are confident that his dynamic skillset and significant industry experience make him ideally suited to assume the roles of CEO and Chairman. Brian is a proven healthcare executive having served in various leadership roles for many years, including at Express Scripts, Empire BlueCross BlueShield and Anthem, most recently launching its PBM organization. He brings expertise in areas essential to Diplomat’s continued growth and success, including a tremendous knowledge of the PBM and specialty pharmacy industries and a deep understanding of the complexities and trends shaping the healthcare environment. His deep experience in Health Plan leadership will be instrumental in leading Diplomat in the rapidly evolving healthcare environment. On behalf of my fellow Board members, we look forward to the next stage of the Company’s growth under Brian’s leadership and are enthusiastic about the opportunities ahead.”

As Executive Vice President and CEO for IngenioRx, a role he assumed in March 2018, Mr. Griffin is responsible for building the IngenioRx organization, which will begin offering a full suite of PBM solutions starting in 2020. For the three years prior, Mr. Griffin served as Executive Vice President and President of Anthem’s Commercial and Specialty Business Division. He joined Anthem in 2013 as President and CEO of the company’s second largest affiliated health plan, Empire BlueCross BlueShield, a role he held for two years. From 1987 to August 2012, Mr. Griffin served in positions of increasing responsibility with Medco Health Solutions, Inc., including as President, International and Subsidiaries of Express Scripts International Holding Company, Inc., which completed its merger with Medco Health Solutions, Inc. in April 2012, CEO of Medco International B.V. and CEO of Medco Celesio, B.V. Prior to that, he served as Group President of Health Plans at Medco Health Solutions Inc., and was responsible for national and regional health plans, BlueCross BlueShield plans, commercial insurance carriers, consumer-driven plans and third-party administrators.

Mr. Griffin stated, “This is a time of great opportunity for Diplomat, and I have long admired the Company and its innovative approach to driving better health outcomes. Following years of leadership experience in the healthcare industry, I feel both ready and honored to take on the roles of CEO and Chairman of Diplomat. Together with the Board and management team, I look forward to furthering Diplomat’s growth strategy as we enhance value for shareholders and help enable increased benefits for physicians, pharma, payers and patients.”

As previously announced, Atul Kavthekar, in addition to his duties as CFO, has temporarily assumed the role of Interim CEO of Diplomat until Mr. Griffin’s appointment is effective.

With Mr. Griffin’s appointment, the Diplomat Board will expand to eight members. At that time, Mr. Wolin will resume his role and responsibilities as independent Lead Director as outlined in Diplomat’s Corporate Governance Guidelines.

The Diplomat Board retained Ignite Search Partners to assist in the completion of this search process.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding the CEO search process.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information.  These statements are qualified by important risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include CEO succession planning and the dependence on our senior management and key employees, and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping patients and providers in all 50 states. The company offers medication management programs for people with complex chronic diseases and delivers unique solutions for manufacturers, hospitals, payers, providers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

INVESTOR CONTACT

Terri Anne Powers, Vice President, Investor Relations
Diplomat Pharmacy Inc.
312.889.5244 | tpowers@diplomat.is

MEDIA CONTACT

Jenny Cretu, Senior Vice President,

Pharma Services and Marketing

810.768.9370 | jcretu@diplomat.is